Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 18, 2016, relating to the financial statements and financial highlights which appear in the May 31, 2016 Annual Report to Shareholders of Martin Currie International Unconstrained Equity Fund (one of the funds comprising Legg Mason Global Asset Management Trust), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “The Fund’s Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 19, 2016